EXHIBIT 16.1

September 11, 2015

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:
We have read the statements made by Tanger Factory Outlet Centers, Inc. and Tanger Properties Limited Partnership (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K of Tanger Factory Outlet Centers, Inc. and Tanger Properties Limited Partnership dated September 9, 2015. We agree with the statements concerning our Firm in such Form 8-K.

Very truly yours,
/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP, 214 N. Tryon St., Suite 4200, Charlotte, NC 28202
T: (704) 344 7500, F: (704) 344 4100, www.pwc.com/us